Exhibit 99.1

COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
702-835-6300
SPECTRUM PHARMACEUTICALS HAS AMPLE SUPPLIES OF FUSILEV® TO MEET THE
GROWING DEMAND OF COLORECTAL CANCER PATIENTS IN THE US
•	FUSILEV Was Approved by the FDA for Use In Colorectal Cancer On April 29, 2011

•	Working Closely With the FDA, Spectrum Has Secured Multiple Sources of Manufacturing FUSILEV

•	Spectrum Expects to Report Record Revenues for the Second Quarter and Full Year 2011
HENDERSON, Nevada — June 21, 2011 — Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology, announced today that during the second quarter the Company has worked closely with the U.S. Food & Drug Administration (FDA) on securing multiple sources of U.S. manufacturing for the Company’s anti-cancer drug, FUSILEV, approved on April 29, 2011 for use in the palliative treatment of patients with advanced metastatic colorectal cancer. Spectrum believes it has secured ample FUSILEV manufacturing capacity to meet the current and anticipated demand in patients undergoing treatment for colorectal cancer.
According to the American Cancer Society, colorectal cancer is the third most commonly diagnosed cancer and the third leading cause of cancer death in both men and women in the US, with approximately 141,210 new cases and 49,380 deaths expected in 2011.
“Colorectal cancer is without a doubt a terrible disease, with roughly 400 patients newly diagnosed every single day. As a result, we are pleased to announce that beginning with the second quarter we have secured ample supplies of FUSILEV and manufacturing capacity to meet both current and anticipated demand for patients with colorectal cancer,” said Rajesh C. Shrotriya, MD, Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “We would like to thank the FDA for its efforts in quickly reviewing and approving FUSILEV manufacturing sites. We are now able to meet the growing needs of the tens of thousands of patients who depend upon FUSILEV’s availability. Having multiple U.S. suppliers also reduces the risk of supply interruptions, so physicians who prefer to use FUSILEV in their treatment regimens do not have to seek alternative treatment options.”
FUSILEV is sold under various trade names in Europe and Japan by Pfizer, Sanofi-Aventis, and Takeda Pharmaceuticals. Ex-US sales are reported to be in excess of $180 million annually, despite the availability of alternate generic treatments that are sold by many suppliers.
“We expect record second quarter and full-year 2011 revenues,” concluded Dr. Shrotriya.
About FUSILEV® (levoleucovorin)
FUSILEV, a novel folate analog, is now approved as a ready-to-use (FUSILEV Injection) solution in 175 mg and 250 mg vials, and as freeze-dried powder (FUSILEV for Injection) in 50 mg vials. FUSILEV is indicated for use in combination with 5-fluorouracil in the palliative treatment of patients with advanced metastatic colorectal cancer. FUSILEV is also indicated for rescue after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV, under various trade names, is marketed outside the United States by Wyeth, Sanofi-Aventis, and Takeda.
11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Important FUSILEV® (levoleucovorin) Safety Considerations
FUSILEV is contraindicated for patients who have had previous allergic reactions attributed to folic acid or folinic acid. Due to calcium content, no more than 16-mL (160-mg) of levoleucovorin solution should be injected intravenously per minute. FUSILEV enhances the cyto-toxicity of fluorouracil. Concomitant use of d,l-leucovorin with trimethoprim-sulfamethoxazole for pneumocystis carinii pneumonia in HIV patients was associated with increased rates of treatment failure in a placebo-controlled study. Allergic reactions were reported in patients receiving FUSILEV. Vomiting (38%), stomatitis (38%) and nausea (19%) were reported in patients receiving FUSILEV as rescue after high dose methotrexate therapy. The most common adverse reactions (>50%) in patients with advanced colorectal cancer receiving FUSILEV in combination with 5-fluorouracil were diarrhea, nausea and stomatitis. FUSILEV may counteract the antiepileptic effect of phenobarbital, phenytoin and primidone, and increase the frequency of seizures in susceptible patients.
Full prescribing information can be found at www.FUSILEV.com.
About Spectrum Pharmaceuticals, Inc.
Spectrum Pharmaceuticals is a biotechnology company with fully integrated commercial and drug development operations with a primary focus in oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. The Company markets two oncology drugs, FUSILEV and ZEVALIN and has two drugs, apaziquone and belinostat, in late stage development along with a diversified pipeline of novel drug candidates. The Company has assembled an integrated in-house scientific team, including clinical development, medical research, regulatory affairs, biostatistics and data management, formulation development, and has established a commercial infrastructure for the marketing of its drug products. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include but are not limited to statements that relate to our business and its future, including certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees, around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ®, ZEVALIN®, and FUSILEV® are registered trademarks of Spectrum Pharmaceuticals, Inc. REDEFINING CANCER CARE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
© 2011 Spectrum Pharmaceuticals, Inc. All Rights Reserved.
11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI